Exhibit 10.21

Fourth Amendment

to

Lease Agreement

for

1035 Cindy Lane, Carpinteria, California

Browne Trust Number Two, Lessor and INAMED Corporation, Lessee, of that real property commonly known as 1035 Cindy Lane, Carpinteria, California (Santa Barbara County Assessors parcel number 001-190-55-00), herewith agree to the following changes to Section three (3) of the original lease agreement, dated April 4, 1987.  Section three shall be amended and modified to read as follows.

3a.     Under the Third Amendment to this Lease Agreement, Lessee and Lessors agreed to extend the term of the lease for a period of one year effective January 15, 1995 and ending on January 15, 1996.

3b.    At the request of the Lessee the Lessors hereby agree, effective September 1, 1996, that the Lessee will be granted a six (6) month tenancy of the premises.  This six month tenancy will renew automatically the first of each month.  In return for the granting of this flexible tenancy, the parties agree that either party will have the right to terminate the lease, upon giving the other party six (6) months notification of such intention.  Such notification shall be conveyed by registered mail by the initiating party and acknowledged by registered mail by the receiving party.

3c.     During the six (6) month period preceding the end of the lease and the vacating of the property, the Lessee agrees to allow Lessor’s designated agent(s) full access to the premises during regular working hours, for the purpose of physical inspections and the showing of the premises to prospective tenants.  It is also agreed that the Lessor will have the right to display a “For Lease” sign in front of the premises during this period.  Upon vacating the premises the Lessor agrees to leave the property in neat and orderly condition, subject only to normal wear and tear.  Openings created in floors and ceilings and walls by the removal of mechanical and electrical equipment will be returned to their original condition.

3d.    It is agreed, by both parties, that all other terms and conditions of the original Lease Agreement will remain in effect throughout this month-to-month tenancy period.

3e.     This agreement to be signed by Lessee and returned to Lessor no later than August 30, 1995.

LESSOR		LESSEE
Browne Trust Number Two		INAMED Corporation

By	/s/ Lawrence T. Browne	By	/s/ Michael Doty

Date	August 21, 1995	Date	August 31, 1995

LEASE AGREEMENT

For

1035 CINDY LANE, CARPINTERIA, CALIFORNIA

1.      Parties:  This lease is made and entered into this fourth day of April 1987 by and between Lawrence and Susan Browne, hereinafter referred to as Lessor and INAMED Corporation, hereinafter referred to as Lessee.

2.      Premises:  This Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, on the terms and conditions hereinafter set forth, that certain real property, buildings, and improvements located thereon, situated in the City of Carpinteria, State of California, commonly known as 1035 Cindy Lane (Assessors Parcel 001-190-55-00), consisting of approximately 18,700 square feet of office and research facilities in two commercial buildings on a 50,000 square foot commercial lot.  Said real property is hereinafter known as the “Premises”.

3.      Term:  The term of this Lease shall be for five (5) years, commencing on June 1, 1987 and ending on May 31, 1992. Lessee shall have the option to extend the term of this lease for a period of an additional five (5) years until May 31, 1997.  Lessee shall notify Lessor of its intention to exercise this extension option or intention to vacate the premises, at least six months prior to the expiration of the initial lease period.

4.      Rent:  Lessee shall pay to Lessor as initial rent for the Premises, the sum of Eleven Thousand Dollars ($11,000.00) per month, in advance, on the first day of each month during the term hereof.  Rent shall be payable without notice or demand and without any deduction, off-set, or abatement, in lawful money of the United States to the Lessor at the address stated herein for notices, or to such other persons or such other places as the Lessor may designate to Lessee in writing.  This monthly rental amount will be adjusted annually on June 1st to reflect the annual percentage increase in the Los Angeles Consumer Price Index for the preceeding twelve calendar months starting April 1st and ending March 31st.

5.      Taxes:  Lessee shall pay or reimburse Lessor for all property taxes and general assessments levied and assessed against the Premises during the term of this lease.  Lessee shall pay all taxes assessed against and levied upon its own personal property and equipment located in said premises.  Taxes for the first six months of 1987 will be prorated and billed directly by the Lessor to both MCT Corporation and INAMED Corporation based upon their respective occupancy of said property.

6.      Insurance:  Lessee shall pay or reimburse Lessor for all Fire and Liability Insurance on the building structures and real property.  Fire and Property Insurance Coverage will be a minimum of $1,000,000.  Liability Insurance coverage will be a minimum of $1,000,000.  Fire and Property Coverage will be adjusted every two years to reflect the change in the Los Angeles Consumer Price Index.  Lessee shall be responsible for insurance relating to its own personal property, manufacturing inventory, manufacturing operations and product liabilities.

7.      Utilities:  Lessee shall be responsible for the payment of all electrical, gas , water, trash and telephone utilities supplied to the Premises.

8.      Structure:  Lessor shall be responsible for maintenance of the building foundations, structural walls, and weather integrity of all roofs.

9.      Maintenance:  Lessee shall be responsible for all other maintenance of exterior areas of the complex including building exteriors, landscaping, walkways and parking areas.  Lessee shall be responsible for the maintenance of all spaces that it occupies in an organized and sanitary manner.  Lessee will not permit its employees or operations to generate excess sound, noxious odors, or exterior storage that will negatively impact the environment of the property or neighbors.

10.    Initial Condition:  Lessor will be responsible for insuring that the air conditioning, heating, and two air compressor units are in good working order prior to initial occupancy of the building.  Lessor will be responsible for the painting of the interiors of both buildings with colors selected by the Lessee.  This work will be completed prior to May 1, 1987 for the 4,900’ front building and prior to June 1, 1987 for the 13,800’ back building.  Lessor shall replace all broken floor tiles, discolored and missing ceiling tiles and all improperly functioning florescent  bulbs and ballasts.  Lessor shall repair the front awning fringe.  Lessor shall grant Lessee a $2,000.00 credit toward the installation of new carpeting, carpet cleaning, and waxing of tile floors.

11.    Alterations and Additions:  Lessee shall not make any alterations, improvements or additions in or about the premises without the Lessor’s prior written consent.  Consent to make such improvements will not be unreasonably withheld.

12.    Hold Harmless:  Lessee shall indemnify and hold Lessor harmless for and against any and all claims arising from the Lessee’s use or occupancy of the premises, or from the conduct of its business, or from any activity, work, or things which may be permitted or suffered by Lessee in or about the Premises, including all damages, costs, attorney’s fees, expenses and liabilities incurred in the defense of any claim or action or proceeding arising therefrom, except for the Lessor’s willful or grossly negligent conduct.  Lessee hereby assumes all risk of damage to its Premises or injury to persons in and about those Premises.

13.    Assignment and Subletting:  Lessee shall not voluntarily or by any operation of law assign, transfer, sublet mortgage, or otherwise transfer or encumber all or any part of the Lessee’s interest in this Lease or the Premises so occupied, without the Lessor’s prior written consent.  This consent will not be unreasonable withheld by the Lessor.

14.    Default:  It is agreed between the parties hereto that if any rent shall be due hereunder and unpaid, or if the Lessee shall default and breach any other covenant or provision of the Lease, then the Lessor, after giving proper notice required by law, may re-enter the Premises and remove any property and persons therefrom in the manner allowed by law.  Lessor may, at his option, either maintain this lease in full force and effect and recover the rent and other charges as they become due, or in the alternative, terminate this Lease.  In addition, the Lessor may recover all rentals and any other damages and pursue any other rights and remedies that the Lessor may have against the Lessee by reason of such default as provided by law.

15.    Surrender:  On the last day of the term of this Lease or any extension thereof, the Lessee shall surrender the Premises to the Lessor in good condition, broom clean, with all carpets cleaned, with ordinary wear and tear excepted.

16.    Parking:  Lessee is herewith granted the right to all forty-one (41) parking spaces of the total of forty-one (41) that are available.  Additional on street parking is available on a first come basis.

17.    Holding Over:  If the Lessee, with the Lessor’s consent, remains in possession of the Premises after expiration or termination of the term of this Lease, such possession by the Lessee shall be deemed to be a tenancy from month-to-month at a rental in the amount of the last monthly rental paid plus annual Consumer Price Index adjustments.  Other charges payable under provisions of this Lease will be applicable to such tenancy.

18.    Binding on Successors and Assigns:  Each provision of this Lease performable by the Lessee shall be deemed both a covenant and a condition.  The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors and assigns.

19.    Option to Purchase:  As consideration for signing a five year lease, Lessee shall be granted a three year option to purchase said property (Assessors Parcel 001-190-55-00).  During  the first year of the lease the price will be $1,475,000 cash.  During the second year and third year of the lease the price will be adjusted annually on June 1st to reflect the percentage increase in the Los Angeles Consumer Price Index for the prior twelve month period beginning April 1st and ending March 31st.  Lessee’s Option to Purchase will only remain in effect during the period in which Lessee remains in compliance with the terms of this Lease Agreement and shall be null and void in the event of non compliance.  When exercising this Option To Purchase Lessee shall notify the Lessor in writing a minimum of six months in advance of the intended purchase date, to allow Lessor sufficient time to locate alternate investment property(s).  Lessee Agrees to participate in an I.R.S. Section 1031 Tax Deferred Exchange at no cost to Lessee.

20.    First Right of Refusal:  Lessee shall be granted a First Right of Refusal to purchase said property during the fourth and fifth year of the initial lease period and any extensions thereof. Should the Lessor receive an acceptable offer to purchase said property, Lessor shall notify Lessee within three (3) days of their intent to complete a sales transaction and the terms thereof.  Lessee shall be given a minimum of ten (10) working days to sign a purchase offer at the same terms negotiated with the outside buyer.  Lessee’s failure to sign an offer within the ten day period will cause the First Right of Refusal will remain in effect only as long as Lessee remains in compliance with the terms of this Lease Agreement and will become null and void in the event of non compliance.

21.    MCT Corporation Sublease:   Lessee shall have  the right to sublease the 4,900’ front office building from the current Lessee, MCT Corporation during the period May 1, 1987 to May 31, 1987.  Rent will be $3,667.00 and will be paid directly to MCT Corporation on or before May 1, 1987.  Effective at midnight May 31st, 1987 the lease between Lawrence and Susan Browne and the MCT Corporation shall be terminated and this lease will become effective.

22.    Notices:  Whenever under this Lease a provision is made for any demand, notice or declaration of any kind, it shall be in writing and served either personally or sent by registered or certified United State mail, postage prepaid, to the addresses as set forth below.  Such notice shall be deemed to have been received within forty-eight (48) hours from the time of mailing, if mailed as provided.

LESSOR	LESSEE

Lawrence or Susan Browne 690 El Rancho Road Santa Barbara, CA 93108	INAMED Corporation 1035 Cindy Lane Carpinteria, CA 93013

22.    Waivers:  No waiver by Lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the Lessee of the same or any other provisions.

23.    Time:  Time is of the essence of this Lease.  Acceptance of this Lease Agreement shall be made on or before April 7th 1987, by the return of one signed copy of the Lease Agreement to the Lessor, with a check in the net amount of $20,000.00, as prepayment against the first and last month of rent due, less the $2,000.00 carpet and floor credit given to Lessee.

LESSOR		LESSEE
Lawrence or Susan Browne		INAMED Corporation

By	/s/ [ILLEGIBLE]	By	/s/ Donald McGhan

Date	APRIL 4, 1987	Date	APRIL 7, 1987